Exhibit 5.1

January 21, 2009	Jenner & Block llp 330 N. Wabash Avenue Chicago, IL 60611 Tel 312-222-9350 www.jenner.com	Chicago New York Washington, dc

EMCORE Corporation
10420 Research Road, SE
Albuquerque, NM  87123

Ladies and Gentlemen:

We are acting as special counsel to EMCORE Corporation, a New Jersey corporation (the “Company”), in connection with the Post-Effective Amendment No. 1 on Form S-3 to the Registration Statement on Form S-1 (Registration No. 333-149860) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) relating to the sale by those selling stockholders of the Company named in the Registration Statement, of an aggregate of up to 9,400,003 shares of common stock of the Company, no par value per share, of which 8,000,000 shares (the “Shares”) of the Company’s common stock were issued on February 20, 2008 pursuant to a private placement to a group of accredited institutional investors and 1,400,003 shares of the Company’s common stock (the “Warrant Shares”) may be issued pursuant to Warrants (the “Warrants”) issued in connection with such transaction.

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus, the Company’s Restated Certificate of Incorporation, as amended, its Bylaws, as amended, and the originals and copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Based upon and subject to the qualifications, assumptions and limitations set forth in this letter, we are of the opinion that the Shares have been legally issued and are fully paid and nonassessable, and the Warrant Shares, when issued upon the exercise of the Warrants in accordance with the terms of the Warrants, will be legally issued, fully paid and nonassessable.

We express no opinion as to matters governed by the laws of the State of New Jersey, which we understand are addressed in an opinion issued in connection with the Registration Statement.

Our advice on every legal issue addressed in this letter is based exclusively on the federal law of the United States, and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. This letter is not intended to guarantee the outcome of any legal dispute which may arise in the future. We advise you that issues addressed by this letter may be governed in whole or in part by other laws, but we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws which may actually govern.

This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws identified above be changed by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely,

/s/ Jenner & Block LLP

Jenner & Block LLP